Exhibit 99.1

DREAMWORKS ANIMATION REPORTS FIRST QUARTER 2005

FINANCIAL RESULTS

Glendale, California – May 10, 2005 — DreamWorks Animation SKG, Inc. (NYSE:DWA), today announced financial results for its first quarter ended March 31, 2005.

For the first quarter 2005, revenue totaled $167 million, costs of revenue were $80 million, and net income totaled $46 million or $0.44 per share on a fully diluted basis. This compares to revenue of $41 million, and a net loss of $25 million, or $0.33 net loss per diluted share for the same period in 2004.

The company also generated in the period cash from operations of $377 million, primarily driven by the success of its 2004 releases, and ended the period with $445 million in cash and cash equivalents.

The year over year improvement in both profit and revenue was driven primarily by Shark Tale. The film generated approximately $142 million of revenue in the quarter from its success in international theatrical and worldwide home video markets. To date, the film has reached over $204 million in international box office bringing its worldwide theatrical to over $365 million, ahead of the company’s previous estimate of $350 million.

Shrek 2, despite being on track to become one of the biggest selling home video releases of all time, did not meet the company’s retail sales expectations for the first quarter. This sales shortfall resulted in a higher level of returns than expected. As a result, DWA recorded no revenue from Shrek 2 in the quarter other than from licensing and merchandising.

“While we firmly believe that the Shrek franchise continues to be very strong, it is clear in retrospect that the unique blockbuster characteristics of Shrek 2 caused us to overestimate first quarter retail sales,” said Jeffrey Katzenberg, DreamWorks Animation’s CEO. “I think it is also clear that when we deliver successful films, our business model, which is based on producing two CG animated movies per year, will generate significant returns for the company and its shareholders as evidenced by the profitability we have achieved with our 2004 releases.”

Commenting on the full year earnings outlook, the company now expects to achieve full year EPS of between $1.00 and $1.25. Substantially all of this total, less the EPS recognized in the first quarter, will come in the fourth quarter of 2005.

“Looking forward, we are especially excited about our next film, Madagascar, which comes out on Memorial Day weekend, the highest grossing box office weekend for two out of the last three years. Reaction to the movie so far has been very encouraging and we think there is something in it for the entire family to enjoy,” stated Katzenberg.

Madagascar opens May 27th when it is released in over 3,700 theaters across the United States.

Items related to the first quarter, as well as certain estimates and the on-going business performance, will be discussed in more detail on the company’s first quarter 2005 earnings conference call later today.

Conference Call Information

DreamWorks Animation will host a conference call and webcast to discuss the results on Tuesday, May 10, 2005, at 5:30 p.m. (EDT). Investors can access the call by dialing 888-338-6461 in the U.S. and 973-935-8509 internationally or via live webcast at www.dreamworksanimation.com.

A replay of the conference call will also be available shortly after the call ends on May 10, 2005 through May 24, 2005. To access the replay, dial 877-519-4471 in the U.S. and 973-341-3080 internationally and enter 5958376 as the conference ID number. Both the earnings release and archived webcast will be available on the Company’s website at www.dreamworksanimation.com.

About DreamWorks Animation SKG

DreamWorks Animation is principally devoted to developing and producing computer generated, or CG, animated feature films. With world-class creative talent, a strong and experienced management team and advanced CG filmmaking technology and techniques, DreamWorks Animation makes high quality CG animated films meant for a broad movie-going audience. The company has theatrically released a total of eight animated feature films, including Antz, Shrek, Shrek 2 and Shark Tale. DreamWorks Animation’s next release is Madagascar, scheduled to open on May 27, 2005.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission (SEC), including our annual report on Form 10-K for fiscal year 2004. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

DreamWorks Animation SKG, Inc.

Unaudited Condensed Consolidated Balance Sheets

	March 31, 2005	December 31, 2004
	In thousands
Assets
Cash and cash equivalents	$445,003	$63,134
Accounts receivable, net of allowance for doubtful accounts	5,578	14,015
Receivable from affiliate	77,143	385,449
Receivables from employees	1,449	1,634
Film inventories, net	532,760	519,926
Property, plant and equipment, net of accumulated depreciation and amortization	86,397	85,997
Deferred costs, net of amortization	3,435	3,741
Income taxes receivable	—	6,569
Deferred taxes, net	93,343	93,343
Goodwill	34,216	34,216
Other assets	27,008	11,881

Total assets	$1,306,332	$1,219,905

Liabilities and stockholder’s equity
Liabilities
Accounts payable	$8,083	$4,414
Payable to stockholder	70,643	70,643
Accrued liabilities	56,132	65,537
Income taxes payable	16,413	—
Other advances and unearned revenue	51,009	32,225
Obligations under capital leases	2,798	2,993
Universal Studios advance	75,000	75,000
Other debt	144,348	139,207

Total liabilities	424,426	390,019
Commitments and contingencies
Non-controlling minority interest	2,941	2,941
Stockholder’s equity	878,965	826,945

Total liabilities and stockholder’s equity	$1,306,332	$1,219,905

DreamWorks Animation SKG, Inc.

Unaudited Condensed Consolidated Statements of Operations

	Three months ended March 31,
	2005	2004
	In thousands
Operating revenue	$166,959	$40,814
Costs of revenue	80,419	45,426

Gross profit (loss)	86,540	(4,612)

Selling, general and administrative expenses	18,071	7,767

Operating income (loss)	68,469	(12,379)

Interest income (expense), net	669	(3,541)
Other expense net of other income	(287)	(9,232)

Income (loss) before income taxes	68,851	(25,152)
Provision for income taxes	23,178	303

Net income (loss)	$45,673	$(25,455)

Basic net income (loss) per share	$0.44	$(0.33)
Diluted net income (loss) per share	$0.44	$(0.33)
Shares used in computing net income (loss) per share
Basic	102,985	76,636
Diluted	104,616	76,636

DreamWorks Animation SKG, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended March 31,
	2005	2004
	In thousands
Operating activities
Net income (loss)	$45,673	$(25,921)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization and write off of film inventories	77,269	14,945
Stock compensation expense	4,556	(1,149)
Depreciation and amortization	1,947	1,387
Change in operating assets and liabilities:
Trade accounts receivable	8,437	86,139
Receivables from employees	185	220
Receivable from affiliate	308,306	—
Film inventories	(90,103)	(67,718)
Other assets	(15,154)	(550)
Accounts payable and accrued expenses	(5,645)	(7,589)
Income taxes, net	22,982	—
Unearned revenue	18,784	5,650

Net cash provided by operating activities	377,237	5,414

Investing activities
Purchases of property, plant, and equipment	$(1,737)	$(179)

Net cash used in investing activities	(1,737)	(179)

Financing activities
Net transfers to DreamWorks Studios	—	(20,659)
Bank borrowings and other debt	4,837	5,072
Decrease in debt allocated from DreamWorks Studios	—	(38,317)
Payments on capital leases	(195)	(180)
Receipts from exercise of stock options	1,769	—
Purchase of treasury stock	(42)	—
Universal Studios and other advances	—	48,849

Net cash provided by (used in) financing activities	6,369	(5,235)

Increase in cash and cash equivalents	381,869	—
Cash and cash equivalents at beginning of period	63,134	41

Cash and cash equivalents at end of period	$445,003	$41

Contacts:

Investors	Media
Rich Sullivan	Jim Barron/Carrie Bloom
DreamWorks Animation Investor Relations	Citigate Sard Verbinnen
ir@dreamworksanimation.com	212-687-8080
dwa@sardverb.com